Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197767
DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
SUPPLEMENT NO. 3 DATED JUNE 30, 2017
TO THE PROSPECTUS DATED MAY 2, 2016

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 2, 2016 as supplemented by Supplement No. 1, dated May 17, 2017 and Supplement No. 2, dated June 2, 2017 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose:

•	entry into the Eleventh Amended and Restated Advisory Agreement;

•	information about the implementation of a proposal to amend our charter as part of a broader restructuring; and

•	the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from June 1, 2017 through June 30, 2017, for each of our classes of common stock.

Amendment and Renewal of Advisory Agreement

The Company, the Operating Partnership and the Advisor, previously entered into the Tenth Advisory Agreement. On June 27, 2017, the Company, the Operating Partnership and the Advisor renewed and amended the Tenth Advisory Agreement by entering into the Eleventh Amended and Restated Advisory Agreement effective as of June 30, 2017 and renewed through June 30, 2018 (the “Eleventh Advisory Agreement”). The Eleventh Advisory Agreement is amended by clarifying that all expense reimbursements available to the Advisor under the agreement are also available to affiliates of the Advisor and/or product specialists engaged by the Advisor to perform services under the agreement. We note that if the Proposed Restructuring (defined below) is implemented, the Eleventh Advisory Agreement will be revised as described in the Proxy Statement (defined below).

Proposed Restructuring

As previously disclosed, our board of directors has approved and submitted to our stockholders for their approval a proposal (the “Proposal”) to amend our charter to restructure our share classes as part of a broader restructuring (the “Proposed Restructuring”). For more information about the Proposal and the Proposed Restructuring, please refer to the definitive proxy statement for the Annual Meeting (the “Proxy Statement”).

Stockholders will have the opportunity to vote on the Proposal at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”), which will be held on July 26, 2017. If the Proposal is approved by the stockholders on July 26, 2017, the Company expects that the board of directors will formally approve and implement the Proposed Restructuring effective as of August 1, 2017.

Accordingly, stockholders are hereby notified that we currently expect that the final day of effectiveness of the current Class E Share Redemption Program and Class A, W and I Share Redemption Program will be July 31, 2017. We also expect that the last day that we will calculate a daily net asset value per share pursuant to our current valuation procedures will be July 31, 2017. We also expect that the final day that we will accept subscriptions pursuant to the terms in our current registration statement for our public offering of Class A, Class W and Class I shares will be July 31, 2017. We expect that redemption requests pursuant to the Class A, W and I Share Redemption Program, and/or subscriptions for Class A, Class W or Class I shares pursuant to the terms of our current registration statement, will be rejected if received on or after August 1, 2017. We expect that redemption requests pursuant to the Class E Share Redemption Program will be rejected if received after July 25, 2017.

We expect that on or about August 1, 2017, we will: (i) file the charter amendment to implement the share class restructuring, (ii) implement our new share redemption program, our new monthly valuation policies, our new distribution reinvestment plan, and various other restructuring changes, and (iii) file an amended registration statement with the Securities and Exchange Commission to revise the terms of our ongoing public offering to conform to the terms of the Proposed Restructuring. We anticipate that our new redemption program will be open and our public offering will resume shortly thereafter.

However, there can be no assurances that the stockholders will approve the proposed charter amendment on July 26, 2017, or at all, and, if approved, the implementation of the Proposed Restructuring may be delayed or may not be approved by our board of directors at all.

Historically, stockholders accrued distributions daily and were paid distributions quarterly. For the month of July 2017, our board of directors has authorized a distribution of $0.03 per share, subject to adjustment for class-specific expenses, which will accrue daily and be paid on July 31, 2017, which we currently expect to be the last day we issue shares pursuant to our current distribution reinvestment plan. In connection with the Proposed Restructuring, we currently expect that commencing in August, monthly distributions will accrue on single record dates and be paid monthly.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from June 1, 2017 through June 30, 2017.

Date	NAV per Share
	Class E	Class A	Class W	Class I
June 1, 2017	$7.53	$7.53	$7.53	$7.53
June 2, 2017	$7.53	$7.53	$7.53	$7.53
June 5, 2017	$7.54	$7.54	$7.54	$7.54
June 6, 2017	$7.54	$7.54	$7.54	$7.54
June 7, 2017	$7.53	$7.53	$7.53	$7.53
June 8, 2017	$7.53	$7.53	$7.53	$7.53
June 9, 2017	$7.53	$7.53	$7.53	$7.53
June 12, 2017	$7.53	$7.53	$7.53	$7.53
June 13, 2017	$7.52	$7.52	$7.52	$7.52
June 14, 2017	$7.53	$7.53	$7.53	$7.53
June 15, 2017	$7.53	$7.53	$7.53	$7.53
June 16, 2017	$7.53	$7.53	$7.53	$7.53
June 19, 2017	$7.53	$7.53	$7.53	$7.53
June 20, 2017	$7.53	$7.53	$7.53	$7.53
June 21, 2017	$7.53	$7.53	$7.53	$7.53
June 22, 2017	$7.53	$7.53	$7.53	$7.53
June 23, 2017	$7.53	$7.53	$7.53	$7.53
June 26, 2017	$7.53	$7.53	$7.53	$7.53
June 27, 2017	$7.53	$7.53	$7.53	$7.53
June 28, 2017	$7.50	$7.50	$7.50	$7.50
June 29, 2017	$7.50	$7.50	$7.50	$7.50
June 30, 2017	$7.50	$7.50	$7.50	$7.50
On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.

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